Exhibit 5.1

633 West 5th Street, Suite 4000 Los Angeles, CA 90071

January 8, 2024

Calidi Biotherapeutics, Inc.

4475 Executive Drive, Suite 200,

San Diego, CA 92121

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We act as counsel to Calidi Biotherapeutics, Inc. f/k/a First Light Acquisition Group, Inc.), a Delaware corporation (the “Company”), in connection with the filing and preparing of the registration statement on Form S-1, and as may be further amended or supplemented (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of an aggregate of up to 13,412,154 shares of common stock, par value $0.0001 per share (the “Common Stock”), consisting of (A) up to 1,912,154 shares of Common Stock that may be issued upon the exercise of warrants that were issued in a private placement (the “Private Placement Warrants”); and (B) up to 11,500,000 shares of Common Stock that may be issued upon the exercise of public warrants that were previously registered (the “Public Warrants” along with the Private Placement Warrants, the “Warrants,” and such shares of Common Stock issuable the exercise of the Warrants, the “Warrant Shares”).

The Registration Statement also relates to the offer and sale by certain security holders of the Company named in the Registration Statement (the “Selling Securityholders”) of up to an aggregate (A) 22,461,992 shares of Common Stock, (collectively, the “Resale Shares”), which consists of (i) 18,912,982 shares being registered pursuant to an (a) Amended And Restated Registration Rights Agreement dated September 12, 2023; (b) Voting and Lock-Up Agreement dated as of January 9, 2023, and amended on April 12, 2023, and (c) Series B Preferred Stock Investors’ Rights Agreement dated June 16, 2023 (collectively “Registration Rights Agreements”) by and among the Company and certain of the Selling Securityholders; (ii) 387,820 shares issued in consideration of the cancellation of certain debt obligations; (iii) 1,093,014 shares issued and/or to be issued in connection with entering into certain forward purchase agreements, new money PIPE agreements and related agreements; (iv) up to 1,912,154 shares of common stock that may be issued upon the exercise of the Private Placement Warrants (“Private Placement Warrant Shares”); and (v) 156,022 shares of common stock, including 100,000 shares of common stock underlying stock options, issued for director and other fees and shares issued in connection with the Business Combination; and (B) 1,912,154 Private Placement Warrants held by certain of the Selling Securityholders. The Warrant Shares and Resale Shares are collectively referred to herein as the “Shares” and together with the Warrants, the “Securities.” Terms not defined in this letter shall have the meaning ascribed to them in the Registration Statement.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable. In such examination, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

We express no opinions other than as specifically set forth herein. We are opining solely on as to the General Corporation Law of the State of Delaware and we express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

ARIZONA ● CALIFORNIA ● COLORADO ● CONNECTICUT ● DELAWARE ● FLORIDA ● GEORGIA ● ILLINOIS ● INDIANA ● KANSAS ● KENTUCKY ● LOUISIANA MARYLAND ● MASSACHUSETTS ● MINNESOTA ● MISSOURI ● NEVADA ● NEW JERSEY ● NEW MEXICO ● NEW YORK ● NORTH CAROLINA ● OHIO OREGON ● PENNSYLVANIA ● RHODE ISLAND ● TENNESSEE ● TEXAS ● UTAH ● VIRGINIA ●WASHINGTON ● WASHINGTON D.C. ● WEST VIRGINIA

January 8, 2024

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. The Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Warrant Shares have been authorized for issuance and when issued in accordance with the terms of the Warrants and upon receipt of the consideration specified therein, will be validly issued, fully paid and non-assessable, will be validly issued, fully paid and non-assessable.

3. The Resale Shares, other than any Private Placement Warrant Shares included in the Resale Shares, have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that (i) at or prior to the time of the delivery of any Shares, that the Registration Statement will have been declared effective under the Act, (ii) the registration will apply to all of the Securities and will not have been modified or rescinded, and (iii) there will not have occurred any change in law affecting the validity of the issuance of such Shares.

In addition, we have assumed, with your consent, that (i) the public warrants and that certain Amendment of Warrant Agreement, dated September 12, 2023, between the Company and Continental Stock Transfer & Trust Company, and Equiniti Trust Company, LLC, relating to the public warrants, have been duly authorized, executed and delivered by the parties thereto other than the Company, (ii) the Warrants constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (iii) the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm therein under the caption “Legal Matters.” In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours, /s/ Lewis Brisbois Bisgaard & Smith LLP

LEWIS BRISBOIS BISGAARD & SMITH LLP www.lewisbrisbois.com